UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McCORMICK & COMPANY, INCORPORATED
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-0408290 (I.R.S. Employer Identification No.)

18 Loveton Circle Sparks, Maryland (Address of Principal Executive Offices)	21152 (Zip Code)

2007 Omnibus Incentive Plan
(Full title of plan)

Robert W. Skelton
Senior Vice President, General Counsel & Secretary
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152
(410) 771-7563
(Name, address and telephone of agent for service)

Copies to:

Alan L. Dye

Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C.  20004-1109
(202) 637-5600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (no par value) issuable under the 2007 Omnibus Incentive Plan	6,000,000 shares	$37.00	$222,000,000	$8,725

Common Stock Non-Voting (no par value) issuable under the 2007 Omnibus Incentive Plan	2,000,000 shares	$36.81	$73,620,000	$2,894

Total			$295,620,000	$11,619

(1)           Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock or Common Stock Non-Voting that may become issuable under the plan as set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock or Common Stock Non-Voting.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock and Common Stock Non-Voting, respectively as reported on the New York Stock Exchange on March 31, 2008, in accordance with Rule 457(c) of the Securities Act.

PART I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents or designated portions thereof are incorporated herein by reference in this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007;

(b) The Registrant’s Current Report on Form 8-K filed with the Commission on December 10, 2007; and

(c) The Registrant’s Form 10 Registration Statement dated April 29, 1965 (Registration Statement File Number 0-748) registering stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as amended by a Form 8 filed with the Commission on August 16, 1988, which describes the Registrant’s securities.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        The legal validity of the issuance of the shares of Common Stock and Common Stock Non-Voting offered under this Registration Statement has been passed upon by Robert W. Skelton, Senior Vice President and General Counsel of the Registrant. Mr. Skelton owns shares of Common Stock and Common Stock Non-Voting and is eligible to participate in the 2007 Omnibus Incentive Plan.

Item 6. Indemnification of Directors and Officers

       Under the Registrant’s by-laws and the Maryland General Corporation Law, the directors and officers of the Registrant may be entitled to indemnification in respect of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (“proceedings”), to which they are made a party by reason of their position as a director or officer of the Registrant. In the case of conduct in their official capacity with the Registrant, directors and officers will be entitled to indemnification unless the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the director or officer actually received an improper personal benefit in money, property or services. In the case of criminal proceedings the director or the officer also must have had no reasonable cause to believe that the conduct was unlawful.

        If the director or officer is successful on the merits or otherwise in the defense of any proceeding, the director or officer will be entitled to indemnification against reasonable expenses incurred in connection with the proceedings regardless of whether the foregoing standards are met. In addition, a court of appropriate jurisdiction may order indemnification if it determines that the director or officer has met the foregoing standards, or if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Any indemnification required or permitted by the Registrant’s by-laws and the Maryland General Corporation Law may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, if the proceeding is by or in the right of the Registrant, indemnification may be made only against expenses and may not be made in respect of any proceeding in which the director or officer is adjudged to be liable to the Registrant.

        Under the Registrant’s charter, the monetary liability of directors and officers to the Registrant or its stockholders is eliminated except for, and to the extent of, actual receipt of any improper benefit in money, property or services, or in respect of an adjudication based upon a finding of active and deliberate dishonesty material to the cause of action adjudicated.

        The Registrant also maintains for the benefit of its directors and officers insurance covering certain liabilities asserted against or incurred by such persons in their capacity as, or as a result of their position as, director or officer of the Registrant. This insurance may afford protection for liabilities not subject to indemnification under the Registrant’s by-laws and the Maryland General Corporation Law.

Item 7. Exemption from Registration Claimed

        Not Applicable.

Item 8. Exhibits

        See Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, and the State of Maryland, on the 2nd day of April, 2008.

MCCORMICK & COMPANY, INCORPORATED

By:	/s/ Alan D. Wilson
Alan D. Wilson
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ Alan D. Wilson	President, Chief Executive Officer and	April 2, 2008
Alan D. Wilson	Director

Principal Financial Officer:

/s/ Gordon M. Stetz, Jr.	Executive Vice President	April 2, 2008
Gordon M. Stetz, Jr.	& Chief Financial Officer

Principal Accounting Officer:

/s/ Kenneth A. Kelly, Jr.	Senior Vice President & Controller	April 2, 2008
Kenneth A. Kelly, Jr.

A majority of the Board of Directors:

John P. Bilbrey, James T. Brady, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Robert J. Lawless, Michael D. Mangan, Joseph W. McGrath, Margaret M.V. Preston, George A. Roche, William E. Stevens and Alan D. Wilson.

By:	/s/ Robert W. Skelton	April 2, 2008
Robert W. Skelton
Attorney-in-Fact

Exhibit Index

Exhibit
Number	Description

4.1

Restatement of Charter of McCormick & Company, Incorporated dated April 16, 1990, incorporated by reference from Exhibit 4 to Registration Statement on Form S-8, Registration Statement No. 33-39582 as filed with the Securities and Exchange Commission on March 25, 1991.

4.2

Articles of Amendment to Charter dated April l, 1992, incorporated by reference from Exhibit 4 to Registration Statement on Form S-8, Registration Statement No. 33-59842 as filed with the Securities and Exchange Commission on March 19, 1993.

4.3

Articles of Amendment to Charter dated March 27, 2003, incorporated by reference from Exhibit 4 to Registration Form S-8, Registration Statement No. 333-104084 as filed with the Securities and Exchange Commission on March 28, 2003.

5.1	Opinion of Robert W. Skelton, Esq.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.	.

23.2	Consent of counsel (in cluded in Exhibit 5.1).

24.1	Power of Attorney.